For Immediate Release	Contact: Frank Paci
July 31, 2008	(919) 774-6700

THE PANTRY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Sanford, North Carolina, July 31, 2008 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its third fiscal quarter ended June 26, 2008.

Total revenues for the quarter were approximately $2.5 billion, up 20.1% from the corresponding period a year ago. Net income was $10.7 million, or $0.48 per share on a diluted basis, compared with $12.6 million, or $0.55 per share, in last year’s third quarter. EBITDA for the quarter was $66.1 million, compared with $69.1 million a year ago and $40.1 million in the second quarter of fiscal 2008.

Merchandise revenues for the third quarter declined 0.4% overall and 2.5% on a comparable store basis from last year’s third quarter. The merchandise gross margin was 36.5%, down 10 basis points from the prior year. Total merchandise gross profit for the quarter was $156.6 million, a 0.7% decrease from the corresponding period a year ago.

Retail gasoline gallons sold in the quarter were down 2.5% overall and 5.2% on a comparable store basis. Retail gasoline revenues rose 26.4%, reflecting a 29.6% increase in the average retail price per gallon to $3.72. The retail gross margin per gallon was 10.7 cents, compared with 12.8 cents a year ago.

The Company continued to manage expenses well during the quarter. Store operating expenses were down $6.4 million, or 4.8%, from a year ago, benefiting from a $4.2 million reduction in the Company’s insurance reserves, reflecting its favorable claims experience. General and administrative expenses declined $4.8 million, or 17.6%, primarily as a result of the restructuring completed last year.

Results for the third quarter include a charge of $0.04 per share related to the Company’s gasoline hedging positions, which have all been closed. Results for the third quarter of fiscal 2007 included a charge of $0.06 per share for deferred financing costs in connection with a debt refinancing.

For the first nine months of fiscal 2008, total revenues were approximately $6.5 billion, a 32.5% increase from the corresponding period a year ago. Net income for the nine-month period was $8.8 million, or $0.40 per share, compared with $21.1 million, or $0.92 per share, a year ago. EBITDA was $159.8 million, up 2.8% from $155.5 million in the first nine months of fiscal 2007.

Chairman and Chief Executive Officer Peter J. Sodini said, “Operating conditions remained challenging in the third quarter, with a series of new record highs for crude oil prices and a continued soft retail environment. In this context, we are pleased with the sequential improvement in our results from the second quarter despite the current market conditions. Our results benefited from our continued focus on maximizing gasoline gross profits and on expense management. With our suspension of acquisition activity and share repurchases for at least the balance of the calendar year, and our substantial reduction in non-essential capital expenditures, we continue to expect that we will generate free cash flows in the months ahead, even if there is no significant change in the current macroeconomic environment. Longer term, we believe that the Company remains well-positioned to leverage its strong market position in the Southeast over the years ahead.”

As of June 26, 2008, the Company had approximately $162 million of cash and short-term investments, with an additional $142 million available under its revolving credit facility. The Company is currently, and expects to remain, in compliance with all of the applicable debt covenants under its outstanding instruments.

The Company is also updating its fiscal 2008 guidance ranges. Merchandise revenues are now expected to be between $1.62 billion and $1.65 billion, while retail gasoline sales are expected to be approximately 2.1 billion gallons. The merchandise gross margin is expected to be between 36.8% and 37.0%, with a retail gasoline gross margin between 10 and 12 cents per gallon. The Company now expects that fiscal 2008 store operating and general and administrative expenses will be between $605 million and $610 million, down from its previous guidance of between $615 million and $630 million.

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Thursday, July 31, 2008 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until August 7, 2008.

Use of Non-GAAP Measures

EBITDA is defined by the Company as net income before interest expense, net, loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company’s business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of EBITDA and Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2007 of approximately $6.9 billion. As of July 24, 2008, the Company operated 1,659 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Company’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; environmental risks associated with selling petroleum products; and governmental regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of July 31, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 26,	June 28,	June 26,	June 28,
	2008	2007	2008	2007
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Revenues:
Merchandise	$ 429,193	$ 430,971	$ 1,204,849	$ 1,141,064
Gasoline	2,037,050	1,622,860	5,276,674	3,749,985
Total revenues	2,466,243	2,053,831	6,481,523	4,891,049

Costs and operating expenses:
Merchandise cost of goods sold	272,577	273,317	759,372	715,889
Gasoline cost of goods sold	1,979,527	1,552,066	5,116,055	3,584,185
Store operating	126,092	132,516	379,068	366,359
General and administrative	22,218	26,968	67,985	69,645
Depreciation and amortization	27,268	25,762	80,679	68,845
Total costs and operating expenses	2,427,682	2,010,629	6,403,159	4,804,923

Income from operations	38,561	43,202	78,364	86,126

Other income (expense):
Loss on extinguishment of debt	—	(2,212)	—	(2,212)
Interest expense, net	(21,775)	(20,386)	(65,255)	(49,461)
Miscellaneous	288	176	750	516
Total other expense	(21,487)	(22,422)	(64,505)	(51,157)

Income before income taxes	17,074	20,780	13,859	34,969

Income tax expense	(6,406)	(8,135)	(5,021)	(13,839)

Net income	$ 10,668	$ 12,645	$ 8,838	$ 21,130

Earnings per share:
Net income per diluted share	$ 0.48	0.55	$ 0.40	$ 0.92
Diluted shares outstanding	22,214	22,992	22,243	22,956

Selected financial data:
EBITDA	$ 66,117	$ 69,140	$ 159,793	$ 155,487
Adjusted EBITDA	$ 54,667	$ 58,623	$ 125,572	$ 130,931
Merchandise gross profit	$ 156,616	$ 157,654	$ 445,477	$ 425,175
Merchandise margin	36.5%	36.6%	37.0%	37.3%
Retail gasoline data:
Gallons	532,195	546,012	1,575,799	1,479,307
Margin per gallon (1)	$ 0.1068	$ 0.1282	$ 0.1008	$ 0.1111
Retail price per gallon	$ 3.72	$ 2.87	$ 3.25	$ 2.48
Wholesale gasoline data:
Gallons	16,716	24,783	52,966	36,855
Margin per gallon (1)	$ 0.0403	$ 0.0320	$ 0.0326	$ 0.0393
Total gasoline gross profit	$ 57,523	$ 70,794	$ 160,619	$ 165,800

Comparable store data:
Merchandise sales %	-2.5%	1.9%	-1.7%	2.1%
Gasoline gallons %	-5.2%	1.0%	-3.7%	1.3%

Number of stores:
End of period	1,660	1,642	1,660	1,642
Weighted-average store count	1,659	1,632	1,649	1,556
Notes:
(1) Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 26, 2008	September 27,2007

Assets
Cash and cash equivalents	$ 161,865	$ 71,503
Receivables, net	111,963	84,445
Inventories	177,435	169,647
Other current assets	28,311	25,256
Total current assets	479,574	350,851

Property and equipment, net	1,000,475	1,025,226
Goodwill, net	627,586	584,336
Other	66,505	69,026

Total assets	$ 2,174,140	$ 2,029,439

Liabilities and shareholders' equity
Current maturities of long-term debt	$ 4,539	$ 3,541
Current maturities of lease finance obligations	5,356	5,348
Accounts payable	213,027	192,228
Other accrued liabilities	119,917	115,840
Total current liabilities	342,839	316,957

Long-term debt	843,096	746,749
Lease finance obligations	456,441	452,609
Deferred income taxes	79,918	74,667
Deferred vendor rebates	23,207	23,937
Other	63,554	60,692
Total shareholders' equity	365,085	353,828

Total liabilities and shareholders' equity	$ 2,174,140	$ 2,029,439

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Nine Months Ended
	June 26, 2008	June 28, 2007	June 26, 2008	June 28, 2007

Adjusted EBITDA	$ 54,667	$ 58,623	$ 125,572	$ 130,931
Payments made for lease finance obligations	11,450	10,517	34,221	24,556
EBITDA	66,117	69,140	159,793	155,487
Interest expense, net and loss on extinguishment of debt	(21,775)	(22,598)	(65,255)	(51,673)
Depreciation and amortization	(27,268)	(25,762)	(80,679)	(68,845)
Income tax expense	(6,406)	(8,135)	(5,021)	(13,839)
Net income	$ 10,668	$ 12,645	$ 8,838	$ 21,130

Adjusted EBITDA	$ 54,667	$ 58,623	$ 125,572	$ 130,931
Payments made for lease finance obligations	11,450	10,517	34,221	24,556
EBITDA	66,117	69,140	159,793	155,487
Interest expense, net	(21,775)	(20,386)	(65,255)	(49,461)
Income tax expense	(6,406)	(8,135)	(5,021)	(13,839)
Non-cash stock based compensation	808	903	2,545	2,729
Changes in operating assets and liabilities	12,064	883	(9,589)	(8,972)
Other	9,199	3,290	8,766	6,318
Net cash provided by operating activities	$ 60,007	$ 45,695	$ 91,239	$ 92,262

Net cash used in investing activities	$ (24,914)	$ (346,290)	$ (102,469)	$ (480,813)

Net cash provided by financing activities	$ 77,857	$ 313,688	$ 101,592	$ 346,299

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